Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports Profitable First Quarter 2010 Results

COLUMBUS, Ohio – April 28, 2010 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months ended March 31, 2010.

John D. Bair, Chairman of the Board, President and Chief Executive Officer, stated, “The first quarter of 2010 built upon the momentum we generated in the fourth quarter of 2009. We have returned to profitability, and we continue to add new customers in new markets as we see the initial benefits of our focus on Service and Product programs where our engineering and operational expertise are highly valued.”

Sales were $8.8 million for the 2010 first quarter, up $149,000, or 2%, versus the fourth quarter of 2009. Gross profit as a percentage of sales was 24% for the quarter – the highest gross margin since the third quarter of 2007. Timothy J. Harper, Chief Operating Officer, added, “We saw many positives in the first quarter that validate our recent strategic changes. A significant part of our Q1 Product revenue was from programs where we offer customer-specific design, procurement, logistics and integration services that exactly fit the profile of high value-add Product business we are targeting for growth. At the same time, we continue to win new Service business, with multiple programs scheduled to begin ramping in Q2 2010.”

Cash generated from operations was $0.5 million, the fifth sequential quarter with positive operating cash flow. The Company’s debt on its line of credit was reduced $1.3 million during the quarter, ending the quarter at $1.2 million.

Financial Results

Net Income (Loss)

Net income for the first quarter of 2010 was $0.3 million, or $0.04 per diluted share. This compares to a net loss of $0.7 million, or $0.09 per diluted share, for the same quarter last year.

The first quarter results were a $0.7 million improvement versus the fourth quarter 2009 net loss of $0.4 million, or $0.05 per diluted share. The 2009 fourth quarter net loss included a $0.3 million nonrecurring tax benefit associated with recent federal tax law changes allowing for a longer carryback of losses, compared to income tax expense of $0.1 million in the first quarter of 2010.

Income before taxes improved $1.1 million, from a fourth quarter before tax loss of $0.7 million to a first quarter profit of $0.4 million. The fourth quarter before tax loss included $1.0 million of severance and other charges related to the implementation of the Company’s plan to focus on its core Service business and current product offerings and reduce overhead costs.

Sales

Total sales declined 19% to $8.8 million for the 2010 first quarter from $10.9 million for the same quarter a year ago. First quarter Product sales declined 30% to $5.9 million in 2010 from $8.5 million in 2009. This decline was attributable to significantly lower sales to larger imaging and medical OEM customers. Service sales increased $0.5 million, or 20%, to $2.9 million for the 2010 first quarter, with the growth attributable to the ramp of business with new customers and new programs with existing customers, partially offset by reduced levels of business in the APAC region.

Gross Profit

Gross profit improved 6% to $2.1 million for the 2010 first quarter from $2.0 million for the same quarter last year. The gross profit improvement on lower year-on-year total sales revenue was attributable to improved average margins driven by the change in mix toward higher-margin Service segment revenue. Within the Product and Service segments, average margins also improved driven by a shift toward higher margin programs within each segment. Overall gross margin as a percentage of revenue improved from 19% to 24%.

Operating Expenses

Operating expenses were reduced 42% to $1.7 million for the 2010 first quarter from $3.0 million a year ago, reflecting cost reduction actions taken over the past year to align expenses with anticipated sales revenue. Wages and other employee costs accounted for $0.8 of the $1.2 million reduction in year-on-year operating expense, which were reduced by actions taken throughout 2009. The remaining savings were realized across multiple areas, with the largest related to reductions in company-funded R&D expenses, reflecting the Company’s strategic focus on developing customer-specific solutions through customer-funded development projects.

Interest Expense

Interest expense for the 2010 first quarter was reduced 56% to $23,000 from $53,000 for the same quarter last year due to lower average debt outstanding. Debt outstanding was cut in half during the quarter to $1.2 million as of March 31, 2010, versus $2.4 million as of December 31, 2009 and $3.6 million at the end of the prior year first quarter.

Recent PDSi Highlights

•

In recent quarters, PDSi started shipments and/or ramped several significant service programs for new enterprise customers, contributing to the 20% year-on-year growth in Service revenue in the recent first quarter.

•	Q1 2010 was the first profitable quarter for PDSi in over a year, and the second sequential profitable quarter excluding nonrecurring Q4 2009 items.

•

Q1 2010 was PDSi’s fifth sequential quarter of positive operating cash flow, and continues three previous years of annual positive operating cash flow. Since the end of 2006, PDSi has generated $12.4 million in cash from operations and reduced its debt from $13.1 million at the end of 2006 to $1.2 million at the end of Q1 2010.

•	PDSi’s Annual Meeting of Shareholders will be held on Tuesday, May 11, 2010, at 9:00 a.m. EDT at the Company’s headquarters at 6600 Port Road, Groveport, Ohio 43125.

Conference Call

PDSi will host a conference call on Thursday, April 29, 2010, at 11 a.m. EDT. John D. Bair, President, Chief Executive Officer, and Chief Technology and Innovation Officer; Timothy J. Harper, Chief Operating Officer; and Nicholas J. Tomashot, Chief Financial Officer, will discuss the Company’s 2010 first quarter results.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations” and then “Conference Calls.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of services and products for the telecom, imaging, defense/aerospace, medical, semiconductor, industrial automation and IT markets. PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. With service centers in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

In addition to our service offerings, our product capabilities range from board-level designs to globally-certified, fully integrated systems. Our specialties include long-life computer products and unique, customer-centric solutions.

PDSi’s turnkey technical programs help our customers bring their solutions to market faster and provide comprehensive service for the lifecycle of their products.

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the fiscal year ending December 31, 2010. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with our new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2010	December 31, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$45	$323
Accounts receivable, net of allowance for doubtful accounts of $242 and $232, respectively	7,044	5,932
Inventory, net	3,628	3,754
Prepaid expenses and other current assets	246	525

Total current assets	10,963	10,534

PROPERTY AND EQUIPMENT
Property and equipment, cost	5,924	5,899
Less accumulated depreciation and amortization	(5,120)	(5,038)

Total property and equipment, net	804	861

OTHER ASSETS
Goodwill	774	821
Other assets	358	359

Total other assets	1,132	1,180

TOTAL ASSETS	$12,899	$12,575

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$1,150	$2,413
Accounts payable	3,694	2,694
Accrued wages, payroll taxes and employee benefits	1,022	1,014
Unearned revenue	381	85
Other current liabilities	582	555

Total current liabilities	6,829	6,761

LONG-TERM LIABILITIES
Accrued other	213	226

TOTAL LIABILITIES	7,042	6,987

STOCKHOLDERS’ EQUITY
Common stock	5,769	5,769
Additional paid-in capital	1,926	1,912
Accumulated other comprehensive income (loss)	(83)	(29)
Retained earnings (deficit)	(1,755)	(2,064)

Total stockholders’ equity	5,857	5,588

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,899	$12,575

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share)

	For the Three Months Ended March 31,
	2010	2009
Sales	$8,812	$10,887
Cost of sales	6,663	8,853

Gross profit	2,149	2,034
Operating expenses	1,728	2,978

Income (loss) from operations	421	(944)
Other expense
Interest expense	23	53

Income (loss) before income taxes	398	(997)
Income tax expense (benefit)	89	(296)

Net income (loss)	$309	$(701)

Basic and diluted weighted average common shares outstanding	7,825	7,825

Basic and diluted earnings (loss) per common share	$0.04	$(0.09)

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$309	$(701)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	10	67
Inventory reserves	105	(57)
Depreciation and amortization	102	147
Share-based payment expense	14	42
(Increase) decrease in assets:
Accounts receivable	(1,150)	2,257
Inventory	10	249
Prepaid expenses and other assets	256	173
Increase (decrease) in liabilities:
Accounts payable	533	(414)
Unearned revenue	296	790
Other current liabilities	44	(178)

Total adjustments	220	3,076

Net cash provided by operating activities	529	2,375

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(55)	(44)

Net cash used in investing activities	(55)	(44)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(1,263)	(1,831)
Net change in outstanding checks	498	(635)
Other	17	—

Net cash used in financing activities	(748)	(2,466)

EFFECT OF EXCHANGE RATE ON CASH	(4)	(5)

INCREASE (DECREASE) IN CASH	(278)	(140)
Cash at beginning of period	323	282

Cash at end of period	$45	$142

###